================================================================================

                            ASSET PURCHASE AGREEMENT

                         dated as of September 25, 1996


                                  by and among

                        TRANSWORLD SERVICES GROUP, LTD.,
                         A FLORIDA LIMITED PARTNERSHIP,

                       TRANSWORLD SERVICES GROUP I, LLC,
                    A NEW JERSEY LIMITED LIABILITY COMPANY,

                       TRANSWORLD SERVICES GROUP II, LLC,
                  A SOUTH CAROLINA LIMITED LIABILITY COMPANY,

                      CORESTAFF ACQUISITION SUB #6, INC.,
                            A DELAWARE CORPORATION,

                                      AND

                      GULF COAST CORPORATE VENTURES, INC.,

                                 JOHN A. RILEY

                                      AND

                                 JOSEPH RAYMOND


                   COVERING THE PURCHASE OF CERTAIN ASSETS OF

                        TRANSWORLD SERVICES GROUP, LTD.,

                       TRANSWORLD SERVICES GROUP I, LLC,

                                      AND

                       TRANSWORLD SERVICES GROUP II, LLC,

================================================================================

                               TABLE OF CONTENTS

                                                                                                         Page
                                                                                                         ----
1.       GENERAL DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.       PURCHASE AND SALE OF THE ASSETS; CLOSING DATE  . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.2     Delivery of Assets and Transfer Documents  . . . . . . . . . . . . . . . . . . . . . .    3
         2.3     Closing; Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

3.       PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         3.1     Price and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         3.2     Earned Payout Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.3     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.4     Assumed Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.5     Excluded Liabilities and Obligations . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.6     Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.7     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

4.       REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.2     Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.3     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.4     Events Since the Balance Sheet Date  . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.5     Competing Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.6     Taxes and Governmental Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.7     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.8     Contracts and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.9     Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.10    Properties, Assets and Leasehold Estates . . . . . . . . . . . . . . . . . . . . . . .   11
         4.11    Intangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.12    Suits, Actions and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.13    Licenses and Permits; Compliance with Governmental Regulations . . . . . . . . . . . .   12
         4.14    Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.15    No Untrue Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.16    Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         4.17    Work-In-Process  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.18    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.19    Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.20    Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.21    Telephone Numbers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.22    Workers' Compensation Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

         4.23    Customer List  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.24    No Royalties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.25    Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.26    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.1     Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.3     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.4     Consents and Approvals ..  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         5.5     Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         5.6     No Misrepresentations or Omissions.  . . . . . . . . . . . . . . . . . . . . . . . . .   15

6.       PRE-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         6.1     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         6.2     Notices and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         6.3     Operation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         6.4     Preservation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         6.5     Full Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         6.6     Notice of Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         6.7     Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         6.8     Delivery of Schedules; Acceptance. . . . . . . . . . . . . . . . . . . . . . . . . . .   16

7.       CONDITIONS TO OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         7.1     Conditions to Obligation of the Purchaser  . . . . . . . . . . . . . . . . . . . . . .   17
         7.2     Conditions to Obligation of the Seller . . . . . . . . . . . . . . . . . . . . . . . .   18

8.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         8.1     Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         8.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

9.       NATURE OF STATEMENTS AND SURVIVAL OF INDEMNIFICATIONS,
         GUARANTEES, REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . .   20

10.      SPECIAL CLOSING AND POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.1    Delivery of Funds and Other Assets Collected by Purchaser; Power of
                 Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.2    Delivery of Funds and Other Assets Collected by Sellers; Power of
                 Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.3    Change of Name of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.4    Management of the Business During Earn-Out.. . . . . . . . . . . . . . . . . . . . . .   21
11.      INDEMNITY BY SELLERS AND PARTNERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         11.1    Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

         11.2    Indemnification by Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         11.3    Procedure for Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         11.4    Limitation of Certain Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         11.5    Payment; General Right of Offset . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

12.      LEASE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

13.      NON-COMPETITION AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

14.      NONDISCLOSURE OF CONFIDENTIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . .   25

15.      ASSIGNMENT OF CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

16.      SPECIAL PROVISIONS REGARDING EMPLOYEES OF SELLER . . . . . . . . . . . . . . . . . . . . . . .   26
         16.1    New Employees of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         16.2    Hiring of Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         16.3    Existing Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         16.4    Indemnity Concerning Accrued Benefits  . . . . . . . . . . . . . . . . . . . . . . . .   27

17.      EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

18.      FURTHER ACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

19.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

20.      GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         20.1    GOVERNING LAW; INTERPRETATION; SECTION HEADINGS  . . . . . . . . . . . . . . . . . . .   29
         20.2    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         20.3    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         20.5    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         20.6    Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         20.7    Gender; Numbers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         20.8    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         20.9    Telecopy Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         20.10   Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into this 25th day of September, 1996, by and among TRANSWORLD SERVICES GROUP, LTD., a Florida limited partnership ("TRANSWORLD"), TRANSWORLD SERVICES GROUP I, LLC, a New Jersey limited liability company ("TWNJ") and TRANSWORLD SERVICES GROUP II, LLC, a South Carolina limited liability company ("TWSC;" collectively, Transworld, TWNJ and TWSC are referred to as the "SELLERS"), CORESTAFF ACQUISITION SUB #6, INC., a Delaware corporation ("PURCHASER"), and GULF COAST CORPORATE VENTURES, INC., a Florida corporation ("GULF COAST"), JOHN
A. RILEY ("RILEY") and JOSEPH RAYMOND ("RAYMOND;" collectively, Gulf Coast, Riley and Raymond are referred to as the "PARTNERS").

                              W I T N E S S E T H

         WHEREAS, Sellers are the owners of all right, title and interest in and to the assets described on Schedule 2.1 hereto (the "ASSETS"), with such assets being certain of the assets currently used in the temporary personnel service business operated by the Sellers (the "BUSINESS");

         WHEREAS, Sellers desire to sell the Assets to Purchaser and Purchaser desires to acquire the Assets from Sellers, all pursuant to this Agreement as hereinafter provided; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the transactions contemplated hereby;

                                   AGREEMENT

         NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. GENERAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

                 .1       GOVERNMENTAL AUTHORITY shall mean any and all
federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and now constituted and/or existing.

                 .2       GOVERNMENTAL REQUIREMENT shall mean any and all laws
(including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

                 .3       PERSON shall mean any natural person, any
Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

                 .4       TAXES.  "TAX" and "TAXES" shall mean any and all
income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

                 .5       AFFILIATE of any Person shall mean any Person
Controlling, Controlled by or under common Control with such Person.

                 .6       CONTROL and all derivations thereof shall mean the
possession, direct or indirect, of either (i) the ownership of or ability to direct the voting of, as the case may be, fifty percent (50%) or more of the equity interests, value or voting power in any Person or (ii) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                 .7       BEST KNOWLEDGE OF SELLERS OR THE PARTNERS means
actual knowledge after reasonable inquiry and investigation.

        2.       PURCHASE AND SALE OF THE ASSETS; CLOSING DATE.

                 .1       PURCHASE AND SALE.  Sellers hereby sell, assign,
transfer and deliver to Purchaser all right, title and interest in and to the Assets (as more fully described on Schedule 2.1 hereto), free and clear of any liens or encumbrances of any nature whatsoever (except for any liens, encumbrances or obligations, if any, expressly assumed by Purchaser hereunder). Purchaser hereby purchases from Sellers the Assets in consideration for the Purchase Price (as hereinafter defined) payable as set forth in Section 3 below.

                 2. DELIVERY OF ASSETS AND TRANSFER DOCUMENTS. At the Closing (hereinafter defined in Section 2.3), Sellers shall have taken all steps necessary to put Purchaser in possession of the Assets, free and clear of any liens or encumbrances of any nature whatsoever (except for liens, encumbrances or obligations, if any, expressly assumed by Purchaser hereunder), and have delivered to Purchaser (i) a duly executed general warranty bill of sale covering the Assets, in the form of and containing the same terms and provisions as the General Warranty Bill of Sale attached hereto as Attachment 2.2, (ii) duly executed assignments for all accounts receivable, patents, trademarks, trade names and similar intangible property included in the Assets, in form and substance acceptable to Purchaser and in recordable form as appropriate, and (iii) such other duly executed transfer and release documents which Purchaser has reasonably requested to evidence the transfer of the Assets to Purchaser free and clear of any liens or encumbrances of any nature whatsoever (except for liens, encumbrances or obligations, if any, expressly assumed by Purchaser hereunder).

                 3. CLOSING; CLOSING DATE. Subject to the terms and conditions herein contained, the consummation of the transactions referred to above shall take place (the "CLOSING") at the offices of Purchaser, commencing at 9:00 a.m. local time on October 14, 1996, or such other date as the parties may mutually determine (the "CLOSING DATE") and shall be effective for all purposes as of 12:01 a.m. October 14, 1996.

        3.       PURCHASE PRICE.

                 .1       PRICE AND PAYMENT.

                          (a)     The aggregate consideration for the Assets
and the Non-Competition Agreements (set forth in Section 13 below) shall be an amount equal to the sum of (i) $18,000,000 payable by wire transfer or delivery of other immediately available funds (the "CASH PORTION OF THE PURCHASE PRICE") and (ii) the Earned Payout Amounts (as hereinafter defined). The Cash Portion of the Purchase Price and the Earned Payout Amounts are collectively referred to herein as the "PURCHASE PRICE."

                          (b)     At the Closing, the Purchaser shall cause the
Purchase Price to be paid as follows:

                                  (i)    Payment of $14,064,939.00 of the Cash
Portion of the Purchase Price to Transworld;

                                  (ii)   Payment of $1,418,333.00 of the Cash
Portion of the Purchase Price to TWNJ; and

                                  (iii)  Payment of $2,516,728.00 of the Cash
Portion of the Purchase Price to TWSC; and,

                 .2       EARNED PAYOUT AMOUNTS.  In addition to the Cash
Portion of the Purchase Price, Purchaser shall pay to Sellers the following:

                          (a)     An amount, if any, by which the product of
(i) Adjusted Earnings Before Interest and Taxes (determined as provided in
Schedule 3.2(a) (the "ADJUSTED EBIT")) for the calendar year ending December 31, 1996 (the "1996 ADJUSTED EBIT") and (ii) 6.5, exceeds $18,000,000 (the
"1996 EARNED PAYOUT"); provided, however, that the maximum aggregate amount payable to Sellers under this Section 3.2(a) shall in no event exceed $4,000,000.

                          (b)     An amount equal to $1,500,000, if, and only
if, the Adjusted EBIT for the calendar year ending December 31, 1997 exceeds $3,349,750 (the "FIRST 1997 EARNED PAYOUT").

                          (c)     An amount equal to the product of (i) three
and (ii) the amount, if any, by which the Adjusted EBIT for calendar year 1997 exceeds $3,349,750; provided, however, in no event will the Second 1997 Earned Payout exceed $1,000,000 (the "SECOND 1997 EARNED PAYOUT").

                          (d)     Payment of the 1996 Earned Payout, the First
1997 Earned Payout and the Second 1997 Earned Payout, if earned, shall be made on or prior to the earlier of (i) ten days after receipt of the audited financial statements of the Purchaser for calendar year 1996 or 1997, as the case may be, or (ii) March 1, 1997 (with respect to the 1996 Earned Payout) or March 1, 1998 (with respect to the First 1997 Earned Payout and the Second 1997 Earned Payout). The 1996 Earned Payout, the First 1997 Earned Payout and the Second 1997 Earned Payout are collectively referred to herein as the "EARNED PAYOUT AMOUNTS."

                 .3       EXCLUDED ASSETS.  The Purchased Assets shall not
include any of the assets listed on Exhibit A-1 to Schedule 2.1 hereto (collectively, the "EXCLUDED ASSETS").

                 .4       ASSUMED OBLIGATIONS.  Purchaser hereby assumes the
obligations of Seller under all contracts and agreements transferred by Seller to Purchaser under this Agreement that are listed and described on Schedule 3.4 hereto (the "ASSUMED LIABILITIES AND OBLIGATIONS"); provided that Purchaser specifically does not assume any liabilities of Seller under such contracts or agreements with respect to any breaches of such contracts or agreements occurring on or before the Closing Date or any damages to third parties resulting from acts, events or omissions occurring on or before the Closing Date.

                 .5       EXCLUDED LIABILITIES AND OBLIGATIONS.

                          (a)     Except as expressly set forth in Section 3.4
above, the Purchaser shall not assume and shall not be liable or responsible for any debt, obligation or liability of the Business, the Sellers, the Partners or any Affiliate of the Sellers, or any claim against any of the foregoing parties, of any kind, whether known or unknown, contingent, absolute or otherwise.

                          (b)     Except for the Assumed Liabilities and
Obligations expressly provided for in Section 3.4 hereof, the Sellers and the Partners shall jointly and severally forever defend, indemnify and hold harmless the Purchaser from and against any and all liabilities, obligations, losses, claims, damages (including incidentals and consequential damages), costs and expenses (including court costs and reasonable attorney's fees) resulting from the Business prior to the Closing Date.

                 .6       TRANSFER TAXES.  Purchaser and Sellers acknowledge
and agree that the consideration (including, without limitation) the Purchase Price and any adjustments thereto) is deemed to have been paid for any sales, use, transfer or other similar tax purposes by Purchaser to Sellers pursuant to this Agreement, includes and is inclusive of any and all sales, use, transfer or other similar tax imposed as a result of the consummation of the transactions contemplated by this Agreement, and Sellers and the Partners hereby agree to pay and discharge, and to indemnify Purchaser against, and protect, save and hold Purchaser harmless from, any liability, obligation, claim, assessment or deficiency (whether or not ultimately successful) for any and all sales, use, transfer or other similar taxes (and any and all interest, penalties, additions to tax and fines thereon or related thereto) resulting or arising from or incurred in connection with the consummation of the transactions contemplated by this Agreement.

                 .7       ALLOCATION OF PURCHASE PRICE.  The Purchase Price
shall be allocated as set forth in Schedule 3.7 attached hereto, and made a part hereof.

        4. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers and the Partners, jointly and severally, hereby represent and warrant to Purchaser as follows:

                 .1       ORGANIZATION. Transworld is a limited partnership
duly organized, validly existing and in good standing under the laws of the state of Florida, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted. TWNJ is a limited liability company duly organized, validly existing and in good standing under the laws of the state of New Jersey, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted. TWSC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of South Carolina, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted. Each of the Sellers is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, or business prospects of Sellers, taken as a whole.

                 .2       OWNERSHIP.  The Partners own, in the aggregate, all
of the outstanding general and limited partnership interests of Transworld. Gulf Coast is the sole general partner of Transworld. Gulf Coast and Transworld own all of the membership interests of TWNJ and

TWSC. Except as listed on Schedule 4.2 hereto, there are no options, rights or other grants currently outstanding for the acquisition or purchase of any partnership or membership interests of any of the Sellers.

                 .3       FINANCIAL STATEMENTS.  Sellers have delivered to
Purchaser copies of the following consolidated financial statements for Sellers, all of which financial statements are included in Schedule 4.3(A) hereto:

                          (a)     Consolidated Audited Balance Sheet of Sellers
(the "REFERENCE BALANCE SHEET") as of December 31, 1995 (the "BALANCE SHEET DATE") and Consolidated Audited Income Statements of Sellers for the twelve-month period ended on the Balance Sheet Date;

                          (b)     Consolidated Audited Balance Sheet and Income
Statement of Sellers for Sellers' three (3) most recent fiscal years; and

                          (c)     Consolidated Unaudited Balance Sheet and
Income Statement of Sellers as of and for the eight (8) months ended August 31, 1996.

All financial statements supplied to Purchaser by Sellers, which are included in Schedule 4.3(A) hereto, are correct and complete in all respects and, except as set forth on Schedule 4.3(B) hereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, and present fairly the consolidated financial condition of Sellers as of the dates and for the periods indicated thereon.
The Reference Balance Sheet reflects, as of the Balance Sheet Date, all material liabilities, debts and obligations of any nature of Sellers, whether accrued, absolute, contingent or otherwise, and whether due, or to become due, including, but not limited to, liabilities, debts or obligations on account of taxes or other governmental charges, or penalties, interest or fines thereon or in respect thereof, to the extent such items are required to be reflected on such balance sheet under generally acceptable accounting principles, consistently applied, except as set forth on Schedule 4.3(B) hereto.

                 .4       EVENTS SINCE THE BALANCE SHEET DATE.  Except as set
forth on Schedule 4.4 hereto, since the Balance Sheet Date, there has not been:

                          (a)     any change in the condition (financial or
otherwise) or in the properties, assets, liabilities, and Business, except normal and usual changes in the ordinary course of business, all of which in the aggregate have not been adverse;

                          (b)     any labor trouble, strike or any other
occurrence, event or condition affecting the employees of Sellers that adversely affects the condition (financial or otherwise) of the Assets or the Business.

                          (c)     any breach or default by Sellers or, to the
Best Knowledge of Sellers and the Partners, by any other party, under any agreement or obligation included in the Assets or by which any of the Assets are bound;

                          (d)     any damage, destruction or loss (whether or
not covered by insurance) adversely affecting the Assets or the Business;

                          (e)     any change in the types, nature, composition
or quality of the services of the Business, any adverse change in the contributions of any of the service lines of the Business to the revenues or net income of such Business, or any adverse change in the sales, revenue or net income of the Business;

                          (f)     any transaction related to or affecting the
Assets or the Business other than transactions in the ordinary course of business of Sellers; or

                          (g)     to the Best Knowledge of Sellers, any other
occurrence, event or condition that has adversely affected (or can reasonably be expected to adversely affect) the Assets or the Business.

                 .5       COMPETING INTERESTS.  Except as set forth on Schedule
4.5 hereto, neither Sellers nor the Partners, nor, to the Best Knowledge of Sellers and the Partners, any member, manager, partner or officer of, or consultant to, Sellers, and no Associate (as hereinafter defined) of Sellers:

                          (a)     owns, directly or indirectly, any equity
interests in, or is a director, officer or employee of, or consultant to, any entity which is a competitor, supplier or customer of the Business, or, to the Best Knowledge of Sellers and the Partners, a competitor, supplier or customer of Purchaser or an Associate of Purchaser (except for ownership, if any, of less than five percent (5%) by value of the outstanding capital stock of any corporation the capital stock of which is traded on a nationally recognized securities exchange); or,

                          (b)     owns, directly or indirectly, in whole or in
part, any property, asset or right which is associated with the Assets or the Business, or which any Seller is presently operating or using in connection with or the use of which is necessary for or material to the operation of the Business.

                 For purposes of this Agreement, the term "ASSOCIATE" shall mean:

                                  (i)   with respect to an individual:

                                        (A)  the spouse of the individual and
                           all lineal descendants of the individual and the spouse,

                                        (B)  any trust in which the individual
                          or any person described in (i) above has an interest or any trustee of such a trust, and

                                        (C)  any Person which is directly or
                          indirectly Controlled by any of the foregoing; and

                                  (ii) with respect to a Person (other than an individual), any Person Controlling, Controlled by or under common Control with such Person, and any director or officer of such Person and any Associate of any such Person.

                 .6       TAXES AND GOVERNMENTAL RETURNS. Except as set forth
on Schedule 4.6 hereto, as of the date hereof, all Tax returns, information returns and governmental reports of every nature required by any Governmental Authority or Governmental Requirement to be filed by Sellers or which include or should include Sellers, including, but not limited to, those relating to Taxes of any nature to which Sellers, the Partners or any of the Business is subject ("GOVERNMENTAL RETURNS"), have been filed for all periods ending on or before the date hereof, and all Taxes shown to be due and payable on such Governmental Returns or on any assessments related to such Governmental Returns have been paid. All such Governmental Returns and reports and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein, and reflect all Tax liabilities of Sellers and Partners for the periods covered by such Governmental Returns. Except as specifically disclosed in this Agreement or the Schedules hereto, Sellers and/or Partners have no unpaid liability for any Taxes of any nature whatsoever for any period prior to the date hereof. Except as set forth on Schedule 4.6 hereto, the Governmental Returns of Sellers or that include Sellers have not been audited, and are not now under audit, by any Governmental Authority. There are not agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes of any nature against Sellers or Partners or with respect to any Taxes filed by Sellers or Partners or that include Sellers, or any suits or other actions, proceedings, investigations or claims now pending or threatened against Sellers or Partners with respect to any Taxes or any matters under discussion with any Governmental Authority relating to any Taxes, or any claims for additional Taxes asserted by any Governmental Authority.

                 .7       EMPLOYEE MATTERS.  Schedule 4.7(A) hereto, sets forth
a true and complete list of the names of and current annual compensation paid by Sellers to each corporate or administrative (non-temporary) employee of Seller utilized in connection with the operation of the Business. Except as specifically described on Schedule 4.7(B) hereto, Sellers have no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal. Purchaser will have no liability with respect to any such plans as a result of the transactions contemplated by this Agreement. Sellers do not now and have never contributed to a "multi-employer plan" as defined in section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Sellers have complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder and neither Sellers nor any trustee, administrator, fiduciary, agent or employee thereof has at anytime been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA. Sellers are not a party to any collective bargaining or other union agreements. Sellers have not, within the last five (5) years, had or been threatened with any union activities, work stoppages or other labor trouble with respect to their employees which had or might have had a material adverse effect on any of the Business. Other than wage increases in the ordinary course of business, since the Balance Sheet Date, Sellers have not made any commitment or agreement to increase the wages or modify the conditions or terms of employment of any of the corporate or administrative (non-temporary) employees of Sellers used in connection with the Business.

                 .8       CONTRACTS AND AGREEMENTS.  Schedule 4.8 hereto, sets
forth a true and complete list of and briefly describes (including termination date) all of the following contracts, agreements, leases, licenses, plans, arrangements or commitments, written or oral, that relate to the Assets or the Business (including all amendments, supplements and modifications thereto):

                          (a)     all contracts, agreements, or commitments in
respect of the sale of services;

                          (b)     all offers, tenders or the like outstanding
and capable of being converted into an obligation of Sellers by the passage of time or by an acceptance or other act of some other person or entity or both;

                          (c)     all sales or agency agreements or franchises
or legally enforceable commitments or obligations with respect thereto;

                          (d)     all collective bargaining agreements, union
agreements, employment agreements, consulting agreements or agreements providing for the services of an independent contractor;

                          (e)     all profit-sharing, pension, stock option,
severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and all agreements with any present or former officer, member, manager or partner of Sellers;

                          (f)     all loan or credit agreements, indentures,
guarantees (other than endorsements made for collection), mortgages, pledges, conditional sales or other title retention agreements, and all equipment financing obligations, lease and lease-purchase agreements relating to or affecting the Assets or the Business;

                          (g)     all leases related to the Assets or the
Business, and all other contracts, agreements or legally enforceable commitments relating to or affecting the Assets or the Business;

                          (h)     all performance bonds, surety bonds and the
like, all contracts and bids covered by such bonds, and all letters of credit and guaranties;

                          (i)     all consent decrees and other judgments,
decrees or orders, settlement agreements and agreements relating to competitive activities, requiring or prohibiting any future action;

                          (j)     all accounts, notes and other receivables,
and all security therefor, and all documents and agreements related thereto;

                          (k)     all contracts or agreements of any nature
with the Partners, or any Associate (as defined in Section 4.5 above) of the Partners; and

                          (l)     all contracts, commitments and agreements
entered into outside the ordinary course of the operation of the Business.

All of such contracts, agreements, leases, licenses, plans, arrangements, and commitments and all other such items included in the Assets, but not specifically described above, (collectively, the "CONTRACTS") are valid, binding and in full force and effect in accordance with their terms and conditions but the Sellers and the Partners have no knowledge that any such Contract is a valid binding and enforceable agreement of the other parties to such Contracts and there is no existing default thereunder or breach thereof by Sellers, or, to the Best Knowledge of Sellers and the Partners, by any other party to the Contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by Sellers, or, to the Best Knowledge of Sellers and the Partners, by any other party to the Contracts, and the Contracts will not be breached by or give any other party a right of termination as a result of the transactions contemplated by this Agreement. Sellers are not aware of any reason why any of the Contracts (i) will result in a loss to Purchaser on completion by performance or (ii) cannot readily be fulfilled or performed by Purchaser with the Assets on time without undue or unusual expenditure of money or effort. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Contracts listed in Schedule 4.8 hereto, have been delivered by Sellers to Purchaser, and such copies and descriptions are true, complete and accurate and include all amendments, supplements or modifications thereto. All of the Contracts are and shall be included in the Assets. To the Best Knowledge of Sellers, no purchaser of services under any Contract will stop or decrease its rate of buying services (on an annualized basis) from Sellers prior to the Closing Date, or under any Contract assigned to Purchaser by Sellers pursuant to the transactions contemplated by this Agreement, from Purchaser after the Closing Date. Except as set forth on
Schedule 4.8A hereto, all of the Contracts may be assigned to Purchaser without the approval or consent of any Person.

                 .9       EFFECT OF AGREEMENT.  The execution and delivery of
this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any breach of any of the terms or conditions of, or constitute a default under, the Certificate of Limited Partnership or Limited Liability Company or the Limited Partnership Agreement or Operating Agreement or other governing documents of any Seller, or any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which any Seller is now a party or by which any Seller or any of its properties or assets may be bound or affected which is not to be discharged at Closing; (ii) result in any violation of any Governmental Requirement; (iii) relieve any Person of any obligation (whether contractual or otherwise) or enable any Person to terminate any such obligation or any right or benefit enjoyed by Sellers or to exercise any right under any agreement in respect of the Assets or the Business, except as may be disclosed on Schedule 4.8(A) hereto; or (iv) require notice to or the consent, authorization, approval or order of any Person (except as may be contemplated by the last sentence of Section 4.8 hereof). To the Best Knowledge of Sellers and the Partners (without any requirement of investigation of third parties), the business relationships of clients, customers and suppliers of the Business will not be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                 .10      PROPERTIES, ASSETS AND LEASEHOLD ESTATES.  Sellers
have good and marketable title to all the Assets, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, options, restrictions and encumbrances of any nature whatsoever except as such may be discharged at Closing. All leases to which real property is leased in connection with the Business are in good standing, valid and enforceable with respect to their terms.

                 .11      INTANGIBLE PROPERTY.  Except as set forth on Schedule
4.11 hereto, the operation of the Business as now conducted by Sellers does not require the use of or consist of any rights under any patents, inventions, trademarks, trade names, brand names or copyrights. Sellers own and have the full and exclusive right to use in connection with the Business all of the items listed on Schedule 4.11 hereto, which items are in full force and effect. Sellers have not transferred, encumbered or licensed to any Person any rights to own or use any portion of the items listed on Schedule 4.11 hereto or any other intangible property included in the Assets. To the Best Knowledge of Sellers and the Partners, none of (i) the items listed on Schedule 4.11, (ii) any other intangible property included in the Assets, or (iii) the operation of the Business as presently conducted, violates or infringes upon any patents, inventions, trademarks, trade names, brand names or copyrights owned by others. To the Best Knowledge of Sellers and the Partners, none of the items listed on
Schedule 4.11 hereto or any other intangible property included in the Assets is being infringed upon by any Person.

                 .12      SUITS, ACTIONS AND CLAIMS.  Except as set forth in
Schedule 4.12 hereto, (i) there are no suits, actions, claims, inquiries or investigations by any Person, or any legal, administrative or arbitration proceedings in which Sellers are engaged or which are pending or, to the Best Knowledge of Sellers and the Partners, threatened against or affecting Sellers or any of their properties, assets or business, or to which Sellers are or might become a party, or which question the validity or legality of the transactions contemplated hereby, (ii) no basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding exists, and (iii) there is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting Sellers or any of their properties, assets or business. Without limiting the foregoing, except as set forth in Schedule 4.12 hereto, Sellers and the Partners have no knowledge of any state of facts or the occurrence of any event forming the basis of any present or potential claim against Sellers.

                 .13      LICENSES AND PERMITS; COMPLIANCE WITH GOVERNMENTAL
REGULATIONS. Schedule 4.13 hereto, sets forth a true and complete list of all licenses and permits known to be necessary for the conduct of the Business. Sellers have all such licenses and permits validly issued to it and in its name, and all such licenses and permits are in full force and effect. True and correct copies of all such licenses and permits are included in Schedule 4.13 hereto. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or, to the Best Knowledge of Sellers and the Partners, threatened seeking the revocation or limitation of any of such licenses or permits. All such licenses and permits that are subject to transfer are included in the Assets. Sellers have complied with all Governmental Requirements applicable to the Business, and all Governmental Requirements with respect to the distribution and sale of products and services by them; provided, however, Sellers make no representation with respect to the applicability of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                 .14      AUTHORIZATION.  Sellers have full legal right, power
and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereto to be performed by it. The execution and delivery of this Agreement by Sellers and the performance by each of them of the transactions contemplated herein has been duly and validly authorized by all requisite action of Sellers, and this Agreement has been duly and validly executed and delivered by Sellers and is the legal, valid and binding obligation of each of the Sellers, enforceable against them in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

                 .15      NO UNTRUE STATEMENTS.  The statements,
representations and warranties of Sellers set forth in this Agreement and the Schedules hereto do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements, representations and warranties made not misleading. There is no fact that is not disclosed to Purchaser in this Agreement or the Schedules hereto that adversely affects the condition (financial or otherwise) of any of the Assets or the Business or the ability of Sellers to perform their respective obligations under the Agreement.

                 .16      RECORDS.  The books, records and minutes kept by
Sellers with respect to the Assets and the Business, including, but not limited to, all customer files, service agreements quotations, correspondence and historic revenue data of Sellers since January 1, 1994, have been kept properly and contain records of all matters required to be included therein by any Governmental Requirement, and such books, records and minutes are true, accurate and complete and (except for corporate and other entity minute books and stock records) are included in the Assets. Purchaser agrees to store for a period of at least three (3) years from the Closing Date all of Sellers' tax and accounting records for the three (3) year period prior to the Closing Date. Such records shall be made available for inspection and copying by Sellers or Partners upon reasonable advance notice and during reasonable business hours. Purchaser further agrees that if Purchaser intends to destroy any of such tax or accounting records during the period ending six (6) years after the Closing Date, Purchaser will first notify Sellers and Partners and provide Sellers and Partners with an opportunity to take possession of such records within a period of not less than thirty (30) days following such notice.

                 .17      WORK-IN-PROCESS.  Except as set forth on Schedule
4.17 hereto, Sellers have not received any payments with respect to any work-in-process.

                 .18      BROKERS AND FINDERS. No broker or finder has acted
for Sellers or the Partners in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Sellers or the Partners.

                 .19      ADVERSE FACTS.  Sellers and/or the Partners are not
aware (without the obligation to make inquiries) of any fact or matter not disclosed in this Agreement or in the Schedules hereto which might be expected to adversely effect the Assets or the Business after Closing.

                 .20      DEPOSITS.  Sellers do not now hold, nor do Sellers
expect to receive between the date hereof and the Closing Date, any deposits or prepayments by third parties with respect to any of the Assets or the Business which are not reflected as liabilities on the Reference Balance Sheets.

                 .21      TELEPHONE NUMBERS.  All telephone numbers used by
Sellers in connection with the Business are included in the Assets and (with the consent of the appropriate telephone company) are fully transferable to Purchaser.

                 .22      WORKERS' COMPENSATION DATA.  All data set forth in
the workers' compensation report of Sellers attached hereto as Schedule 4.22 is true, correct and complete as of the date thereof.

                 .23      CUSTOMER LIST.  Schedule 4.23 hereto sets forth a
true, correct and complete list of all customers of the Business to which Sellers have sold or provided services during the five (5) years immediately preceding the date hereof. This list provides an accurate statement of the gross revenues received from each such customer by the Business during the twenty-four (24) month period ended December 31, 1995. To the Best Knowledge of Sellers, no customer listed on Schedule 4.23 hereto will stop or decrease its rate of buying services (on an annualized basis) from Sellers prior to the Closing Date, or to the Best Knowledge of the Sellers (without the obligation to make inquiry of third parties) to the extent any such customer becomes a customer of Purchaser pursuant to the transactions contemplated by this Agreement, from Purchaser after the Closing Date.

                 .24      NO ROYALTIES.  No royalty or similar item or amount
is being paid or is owing by Sellers, nor is any such item accruing, with respect to the operation, ownership or use of the Business of the Assets.

                 .25      BUSINESS.  All of the revenues generated by the
Sellers from the Business have been earned and received by Sellers, and not through or in any Subsidiary (as hereinafter defined).

                 .26      SUBSIDIARIES.  Except as set forth on Schedule 4.26
hereof, the Sellers and the Partners do not own any Subsidiaries, other than Transworld's ownership of 99% of the membership interests of each of TWNJ and TWSC. As used in this Agreement, the word "SUBSIDIARY" means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner, or at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Transworld and Gulf Coast have good and marketable title to all of the membership interests of TWNJ and TWSC, free and clear of all mortgages, liens, pledges, equity, security interests, restrictions and charges of any nature whatsoever.

        5. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND CORESTAFF, INC. Purchaser and COREStaff, Inc. represent and warrant to Sellers and the Partners as follows:

                 .1       INCORPORATION.  Purchaser is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware.

                 .2       AUTHORIZATION.  Purchaser has full legal right and
corporate power to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency, or other laws affecting generally the rights of the creditors or by principals of equity. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of the transactions contemplated herein have been duly and validly authorized by all requisite corporate action of Purchaser.

                 .3       BROKERS AND FINDERS.  No broker or finder has acted
for Purchaser in connection with this Agreement or the transactions contemplated by this Agreement and, no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

                 .4       CONSENTS AND APPROVALS.  Neither the execution and
delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof will (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Purchaser, (ii) result in a violation of any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any court or governmental authority, applicable to Purchaser, (iii) result in the breach of any note, bond, mortgage, indenture, deed of trust, trust, license, franchise, permit, contract, agreement or other instrument or commitment or obligation of Purchaser, or (iv) require any consent, approval, authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or any other Person, except for such consents, approvals, authorizations, notices, declarations, filings or registrations which have been obtained, given or made, as the case may be, and which are unconditional and in full force and effect

                 .5       LITIGATION.  There are no claims, actions, suits,
inquiries, investigations or proceeding pending, or to the Best Knowledge of Purchaser threatened or imminent, against Purchaser which question or challenge the validity of this Agreement or any action taken or to be taken by Purchaser pursuant hereto (other than any such claim, action, suit, inquiry, investigation or proceeding to which the Sellers or their affiliates are a party or otherwise involved) before or by any court or governmental body.

                 .6       NO MISREPRESENTATION OR OMISSION.  No representation
or warranty by the Purchaser in this Article V, or in any Schedule, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                 .7       CORESTAFF, INC.  COREStaff, Inc. has full legal right
and corporate power to enter into and deliver the guarantee attached to this Agreement as Attachment 5.7 and to perform all the terms and conditions contained therein to be performed by it. This guarantee has been duly executed and delivered by COREStaff, Inc. and is a legal, valid and binding obligation of COREStaff, Inc., enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency, or other laws affecting generally the rights of the creditors or by principals of equity. The execution and delivery of the guarantee by COREStaff, Inc. and the performance by COREStaff, Inc. of the transactions contemplated therein have been duly and validly authorized by all requisite corporate action of COREStaff, Inc.

        6. PRE-CLOSING COVENANTS. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                 .1       GENERAL.  Each of the parties will use its best
efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7 below).

                 .2       NOTICES AND CONSENTS.  The Sellers will give any
notices to third parties, and the Sellers will use their best efforts to obtain the third party consents set forth on Exhibit 6.2 hereto that the Purchaser may request in connection with the matters pertaining to the Sellers disclosed or required to be disclosed by this Agreement. Each of the parties will take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make or obtain.

                 .3       OPERATION OF BUSINESS.  The Sellers will not engage
in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Sellers will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Section 4.4 hereof.

                 .4       PRESERVATION OF BUSINESS.  The Sellers will keep the
business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                 .5       FULL ACCESS.  The Sellers will permit representatives
of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, to all premises, properties, books, records, contracts, tax records, and documents of or pertaining to the Sellers.

                 .6       NOTICE OF DEVELOPMENTS.  The Sellers will give prompt
written notice to the Purchaser of any material development affecting the assets, liabilities, business, financial condition, operations, results of operations of the Sellers taken as a whole. Each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement. No disclosure by any party pursuant to this Section 6.6, however, shall be deemed to amend or supplement the Schedules or Attachments hereto, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                 .7       EXCLUSIVITY.  The Sellers and the Partners will not
(i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving Sellers or Gulf Coast, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers and the Partners will notify the Purchaser immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                 .8       DELIVERY OF SCHEDULES; ACCEPTANCE.  To the extent
that the Closing occurs after the execution and delivery of this Agreement Purchaser acknowledges that the preparation and delivery of the Schedules to the Agreement may not be prepared and/or final at the time of the execution and delivery of this Agreement. As such, the parties agree as follows:

                 (i) The Sellers and the Partners shall have the right to deliver the Schedules to the Agreement and/or to amend, restate and update the Schedules to the Agreement on or before the Closing Date;

                 (ii) At the Closing, the Sellers shall deliver to the Purchaser two (2) complete copies of the proposed final Schedules to the Agreement;

                 (iii) Purchaser shall notify Sellers in writing at the Closing that either (A) Purchaser accepts such Schedules, in which case they shall become part of this Agreement as if in existence on the date of this Agreement and all such disclosures made in such amended Schedules shall be deemed disclosed as if they had been disclosed in the Schedules as of the date of this Agreement, or (B) that Purchaser in its sole reasonable discretion does not accept such Schedules and elects to terminate this Agreement pursuant to Section 8 of this Agreement without any liability to the Sellers.


        7.       CONDITIONS TO OBLIGATION TO CLOSE.

                 .1       CONDITIONS TO OBLIGATION OF THE PURCHASER.  The
obligations of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                          (a)     the representations and warranties set forth
in Section 4 hereof shall be true and correct in all material respects at and as of the Closing Date;

                          (b)     the Sellers and Partners shall have performed
and complied with all of their covenants hereunder in all material respects through the Closing;

                          (c)     the Sellers shall have procured all of the
third party consents specified in Section 6 above;


                          (d)     no action, suit, or proceeding shall be
pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would
(i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Purchaser to own, operate, or control the Assets (and no such judgment, order decree, stipulation, injunction, or charge shall be in effect);

                          (e)     the Sellers shall have delivered to the
Purchaser a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in
Section 7.1(a)-(d) is satisfied in all respects;

                          (f)     the Purchaser shall have received all other
authorizations, consents, and approvals of governments and governmental agencies set forth in this Agreement;

                          (g)     the Purchaser shall have received from Riley
and Raymond and each person listed in Schedule 16.2(b) an executed Employment Agreement in substantially the form and substance attached hereto as Attachment 16.2(g);

                          (h)     the Purchaser shall have received from the
Partners and each person listed in Schedule 16.2(c) an executed Non-Competition Agreement in substantially the form and substance attached hereto as Attachment 16.2(h);

                          (i)     all actions and approvals to be taken by the
Sellers or Partners in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser;

                          (j)     the Purchaser shall have received from Smith,
Williams & Humphries, counsel for the Sellers, an opinion addressed to Purchaser dated the date of the Closing, and in form and substance attached hereto as Attachment 7.1(j);

                          (k)     Purchaser shall have received from the
Sellers all necessary documents to evidence Sellers' release of the persons listed on Schedule 16.2(b) from any and all obligations regarding confidentiality, non-disclosure, non-solicitation and non-competition;

                          (l)     the Purchaser shall have received from the
Sellers their consolidated audited financial statements (balance sheets and income statements for fiscal years 1993, 1994 and 1995) and federal income tax returns for the same period that have been prepared and/or filed. In addition, the Sellers shall have permitted Ernst & Young LLP to have commenced an interim audit of the financial statements of Sellers for the period commencing January 1, 1996 and continuing through the date of Closing (at the joint expense of Purchaser and the Sellers); and

                          (m)     the Purchaser shall have received from the
Sellers documents necessary to change the partnership or limited liability company names to one without the name "Transworld" and a check to cover filing fees therefor.

                    The Purchaser may waive any condition specified in this
Section 7.1 if it executes a writing so stating at or prior to the Closing.

                 .2       CONDITIONS TO OBLIGATION OF THE SELLER.  The
obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                          (a)     the representations and warranties set forth
in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

                          (b)     the Purchaser shall have performed and
complied with all of its covenants hereunder in all material respects through the Closing;

                          (c)     no action, suit, or proceeding shall be
pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                          (d)     the Purchaser shall have delivered to Sellers
a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects;

                          (e)     all actions and approvals to be taken by the
Purchaser in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

                          (f)     the Sellers shall have received from the
General Counsel for COREStaff, Inc., a Delaware corporation and the parent corporation of Purchaser, an opinion addressed to Sellers and dated as of the Closing Date in form and substance attached hereto as Schedule 16.2(g); and

                          (g)     the Purchaser shall have delivered to Riley
and Raymond and each person listed in Schedule 16.2(b) an executed Employment Agreement in substantially the form and substance attached hereto as Attachment 16.2(h).

                 The Sellers may waive any condition specified in this Section
7.2 if they execute a writing so stating at or prior to the Closing.

        8.       TERMINATION.

                 .1 TERMINATION OF AGREEMENT. Certain of the parties may terminate this Agreement as provided below:

                          (a)     the Purchaser and the Sellers may terminate
this Agreement by mutual written consent at any time prior to the Closing;

                          (b)     Either party may terminate this Agreement by
giving written notice to the other party at any time prior to the Closing in the event the other party is in breach.

                          (c)     the Purchaser may terminate this Agreement by
giving written notice to the Sellers on or before October 10, 1996 if the Purchaser is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Sellers.

                          (d)     the Purchaser may terminate this Agreement by
giving written notice to the Sellers at any time prior to the Closing if the Closing shall not have occurred on or before October 31, 1996 by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement);

                          (e)     the Sellers may terminate this Agreement by
giving written notice to the Purchaser at any time prior to the Closing if the Closing shall not have occurred on or before October 31, 1996 by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from the Sellers or Partners breaching any representation, warranty, or covenant contained in this Agreement);

                          (f)     The Purchaser may terminate this Agreement at
the Closing in the event the Purchaser in its sole reasonable discretion is not satisfied with any of the Schedules delivered to Purchaser after the signing of this Agreement or on the Closing Date, or any amendment to the Schedules delivered to Purchaser.

                 .2       EFFECT OF TERMINATION.  If any party terminates this
Agreement pursuant to Section 8.1 above, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach of this Agreement.

        9. NATURE OF STATEMENTS AND SURVIVAL OF INDEMNIFICATIONS, GUARANTEES, REPRESENTATIONS AND WARRANTIES OF PARTIES. All statements of fact contained in this Agreement or in any written statement (including financial statements), certificate, schedule or other document delivered by or on behalf of Sellers or Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties of Sellers and/or the Partners or the Purchaser, as the case may be, hereunder. All indemnifications, guarantees, covenants, agreements, representations and warranties made by Sellers and/or the Partners or the Purchaser, as the case may be, hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of two years and one day from the Closing Date, regardless of any investigation at any time made by or on behalf either party.

        10.      SPECIAL CLOSING AND POST-CLOSING COVENANTS.

                 .1       DELIVERY OF FUNDS AND OTHER ASSETS COLLECTED BY
PURCHASER; POWER OF ATTORNEY. To the extent Purchaser receives any funds or other assets in payment of receivables or work-in-process incurred prior to the Closing Date or the other Excluded Assets, Purchaser shall immediately deliver such funds and assets to Sellers and take all steps necessary to vest title to such funds and assets in Sellers. Purchaser hereby designates Transworld as Purchaser's true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Sellers any checks, notes or other documents received by Purchaser in payment of or in substitution or exchange for any of the Excluded Assets. Purchaser hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Sellers from time to time any documents or instruments reasonably requested by Sellers to evidence such power of attorney.

                 .2       DELIVERY OF FUNDS AND OTHER ASSETS COLLECTED BY
SELLERS; POWER OF ATTORNEY. To the extent Sellers receive any funds or other assets in payment of receivables or work-in-process incurred on or after the Closing Date, or in connection with any other Assets being sold to Purchaser hereto, Sellers shall immediately deliver such funds and assets to Purchaser and take all steps necessary to vest title to such funds and assets in Purchaser. Sellers hereby designate Purchaser and its officers as Sellers true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Purchaser any checks, notes or other documents received by Purchaser in payment of or in substitution or exchange for any of the Assets. Sellers hereby acknowledge and agree that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Purchaser from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney.

                 .3       CHANGE OF NAME OF SELLERS.  Immediately upon the
occurrence of the Closing, Sellers shall cease using the word "Transworld" and all derivations thereof. Sellers and the Partners each covenant and agree that after the Closing he or it will not, directly or indirectly, use the name "Transworld" or any derivations thereof in connection with any business enterprise.

                 .4       MANAGEMENT OF THE BUSINESS DURING EARN-OUT.  During
the period ending December 31, 1997, the Partners will have the necessary authority to manage the Business consistent with prior practices and prudent business practices. Purchaser agrees that it will not unreasonably require the Partners to substantially change any prior business practice, including but not limited to the customers served, the prices charged, the level and compensation of full-time corporate employees and the level of G&A expenses, unless the prior practices are unreasonable or imprudent, unless the changes are reasonably necessary to support the growth of the Business. The Partners agree not to cut staff, capital expenditures and G&A expenses or take other actions that are not consistent with prior practices and/or prudent business practices, and each agrees not to engage in any activity in order to increase current year profits of the Business at the expense of the longer term growth of the Business.

        11       INDEMNITY BY SELLERS AND PARTNERS.

                 .1       INDEMNITY.  Sellers and the Partners, jointly and
severally (the "INDEMNIFYING PARTIES") shall, and hereby do indemnify, hold harmless and defend Purchaser, its Affiliates and their officers, directors, shareholders, employees, agents, representatives and consultants (collectively, the "INDEMNIFIED PARTIES") at all times from and after the date of this Agreement, from and against any and all penalties, demands, damages, punitive damages, losses, loss of profits, liabilities, suits, costs, costs of any settlement or judgment, claims of any and every kind whatsoever, refund obligations (including, without limitation, interest and penalties thereon), remediation costs and expenses, less applicable tax benefits (including, without limitation, reasonable attorneys' fees), of or to any of the Indemnified Parties ("DAMAGES"), which may now or in the future be paid, incurred or suffered by or asserted against the Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following (provided that this Section 11 shall not apply to any items that have been expressly assumed by Purchaser under this Agreement):

                          (a)      any liability or claim for liability
(whether in contract, in tort or otherwise, and whether or not successful) of or against Sellers or the Partners or related in any way to the Business or Assets of any of them;

                          (b)      any liability or claim for liability
(whether in contract, in tort or otherwise, and whether or not successful) related in any way to the Assets or the Business to the extent such liability arises in connection with any action, omission or event occurring on or prior to the Closing Date;

                          (c)      any liability or claim for liability
(whether in contract, in tort or otherwise, and whether or not successful) related to any liens, obligations or encumbrances of any nature whatsoever against or in any way related to the Assets or the Business which have not been expressly assumed by and/or transferred to the Purchaser hereunder;

                          (d)      any liability or claim for liability
(whether in contract, in tort or otherwise, and whether or not successful) related to the Taxes of Sellers or the Partners;

                          (e)      any liability or claim for liability
(whether or not successful) related to any lawsuit or threatened lawsuit or claim asserted against the Sellers or the Partners, including but not limited to, those items listed on Schedule 4.12 hereto;

                          (f)      any misrepresentation, breach of warranty or
nonfulfillment of any covenant or agreement on the part of the Sellers and/or the Partners under this Agreement or from any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Purchaser pursuant to the terms of this Agreement; and

                          (g)      all actions, suits, proceedings, demands,
assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys' fees) incident to any of the foregoing.

                 .2       INDEMNIFICATION BY PURCHASER.  Purchaser agrees
that notwithstanding the Closing and regardless of any investigation made at any time by or on behalf of Sellers or of any information Sellers may have in respect thereof, it will indemnify and save and hold Sellers and the Partners harmless from and against any Damages which Sellers or the Partners may sustain or to which they may be subjected arising out of (a) any inaccuracy in any representation or the breach of any warranty made by Purchaser pursuant to this Agreement; (b) any failure by Purchaser to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement on the part of Purchaser to be performed or observed; or (c) any Assumed Liability or Obligation asserted against Sellers and/or the Partners.

                 .3       PROCEDURE FOR INDEMNIFICATION.   If a party entitled
to indemnification pursuant to Section 11 (the "Indemnitee") receives notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any action or proceeding (a "Third Party Claim") with respect to which another party to this Agreement (the "Indemnifying Party") is obligated to provide indemnification, the Indemnitee shall give the Indemnifying Party written notice thereof within one hundred twenty (120) days after becoming aware of such Third Party Claim, unless earlier notice is required in order to timely file any answer in such pending Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within thirty (30) days (or sooner if the nature of the Third Party Claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise, or defend such Third Party Claim without waiving its claims for indemnification hereunder. In any event, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available on a reasonable basis to the Indemnifying Party any personnel or any books, records, or other documents within its control that are necessary for such defense. If the Indemnifying Party elects to compromise or defend such Third Party Claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnitee's written consent (which shall not be unreasonably withheld) unless (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and
(ii) the Indemnifying Party receives a release from the claimant releasing Indemnitee from any and all claims claimant may have against Indemnitee.

        Any claim for indemnity between the parties shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. The Indemnifying Party shall have a period of one hundred twenty (120) days within which to respond thereto. If the Indemnifying Party does not respond within such 120-day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment, and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such 120-day period and rejects such claim in whole or in part, the Indemnitee shall be free to purchaser such remedies as may be available to such party by applicable law.

                 .4       LIMITATION OF CERTAIN LIABILITY.  To the extent the
Indemnified Parties incur or suffer Damages for any matter for which Sellers and the Partners, jointly and severally, are obligated to indemnify, hold harmless and defend Purchaser under Section 11.1(f) above, neither Sellers nor the Partners shall be liable for any such Damages (i) until Purchaser has suffered aggregate losses by reason of all such misrepresentations, breaches of warranty and/or non-fulfillments of covenants or agreements on the part of Sellers and/or the Partners in excess of a $65,000 threshold (at which point Sellers and the Partners will be obligated to indemnify Purchaser from and against all such aggregate losses including losses back to the first dollar), and (ii) in excess of $10,000,000; provided, however, that the limitations set forth in (i) and (ii) above specifically shall not apply to Damages (y) resulting from or attributable to intentional fraud or any willful misconduct by Sellers and/or the Partners, or (z) for any matter or matters (other than those set out in Section 11.1(f) above) for which Sellers and/or the Partners, jointly or severally, are obligated to indemnify, hold harmless and defend Purchaser. The provisions of this Section 11 will terminate on the second anniversary of the Closing Date.

                 .5       PAYMENT; GENERAL RIGHT OF OFFSET.  The Indemnifying
Parties shall promptly pay to Purchaser or such other Indemnified Party as may be entitled to indemnity hereunder in cash the amount of any Damages to which Purchaser or such Indemnified Party may become entitled by reason of the provisions of this Agreement. Furthermore, and in lieu of receiving a cash payment from the Sellers, as the case may be, Purchaser, at its sole reasonable discretion, may elect to offset against any Earned Payout Amounts payable to Sellers, the amount of any Damages or any other payments to which Purchaser or such Indemnified Parties may become entitled by reason of the provisions of this Agreement; provided, however, in the event Purchaser is determined by a Dispute Resolution Forum (as hereinafter defined) to have wrongfully offset any amounts against the Earned Payout Amounts, the Sellers shall be entitled to interest at a rate of twelve percent (12%) per annum on such wrongfully offset amounts from the date such amounts were due until actually paid.

        12. LEASE AGREEMENT AND GUARANTEES. Purchaser shall assume the leases for the office space currently used by Sellers in connection with the operation of the Business and that are listed on Schedule 3.4 hereto. Purchaser and COREStaff, Inc. will, from and after Closing, indemnify and hold harmless Sellers and Partners from any claim, loss or liability thereunder accruing after Closing, and use its best efforts to obtain the release of any guarantees made by the Partners.

        13. NON-COMPETITION AGREEMENTS. As an inducement for Purchaser to enter into this Agreement and in return for the payment of $150,000 as provided by Section 3.1(a), the parties hereby agree to the provisions of this Section
13. For a period commencing on the date hereof through the third anniversary of the Closing Date, neither Sellers nor any affiliate of Sellers (including the Partners), shall (i) within the territorial boundaries of the continental United States, where the Business of Sellers is now conducted, compete directly or indirectly with any business engaged in by Purchaser or its Affiliates to the extent it is similar to any business engaged in by the Sellers as of the date hereof, (ii) solicit directly or indirectly any of the Accounts (as hereinafter defined) of Sellers or of Purchaser or its Affiliates, or (iii) be employed by or otherwise render services to, or own any interest in, any Person that directly or indirectly (a) competes with the Business as engaged in by Purchaser or its Affiliates within the States of Florida, South Carolina or New Jersey, to the extent it is similar to any business engaged in by Sellers as of the date hereof, or (b) solicits directly or indirectly any of the Accounts of Sellers or of Purchaser or its Affiliates. For purposes of this Section 13, the term "Accounts" shall mean any Person located in the United States of America for which Sellers have performed services or Purchaser or its Affiliates does perform services during the period beginning three (3) years prior to the date hereof and ending on the third anniversary of the Closing Date. Sellers and Partners agree that the limitations set forth herein on the rights of them and their Affiliates to compete with Purchaser and its Affiliates are reasonable and necessary for the protection of the Purchaser. In this regard, Sellers and Partners specifically agree that the limitations as to period of time and geographic area, as well as all other restrictions on its activities specified herein, are reasonable and necessary for the protection of the Purchaser. Sellers and Partners further recognize and agree that violation of any of the agreements contained in this Section 13 will cause irreparable damage or injury to Purchaser, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Purchaser and its Affiliates shall be entitled to an injunction, without the necessity of posting a bond, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Purchaser and its Affiliates may have against Seller, the Partners or their Affiliates, including, but not limited to, the recovery of damages. Further, it is agreed by Seller and the Partners that in the event the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations permitted.


        14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Sellers and Partners recognize and acknowledge that they have and will have access to certain confidential information of Sellers that is included in the Assets (including, but not limited to, list of customers, and costs and financial information) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of Purchaser. Sellers and Partners each agree that it will not disclose any such confidential information to any Person, except to authorized representatives of Purchaser. Sellers and Partners recognize and agree that violation of any of the agreements contained in this Section 14 will cause irreparable damage or injury to Purchaser, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Purchaser shall be entitled to an injunction, without the necessity of posting bond, therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Purchaser may have against Sellers or the Partners.

        15. ASSIGNMENT OF CONTRACTS. Notwithstanding any other provision of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (i) any contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given, or (ii) any contract or claims as to which all of the remedies for the enforcement thereof enjoyed by Sellers would not, as a matter of law or by its terms, pass to Purchaser as an incident of the transfers and assignments to be made under this Agreement. In order, however, that the full value of every contract and claim of the character described in clauses (i) and (ii) above and all claims and demands on such contracts may be realized for the benefit of Purchaser, Sellers, at the request and expense and under the direction of Purchaser, shall take all such action and do or cause to be done all such things as will be reasonably necessary or proper in order that the obligations of Sellers under such contracts may be performed in such manner that the value of such contract will be preserved and will inure to the benefit of Purchaser, and for, and to facilitate, the collection of the monies due and payable and to become due and payable thereunder to Purchaser in and under every such contract and claim incurred after the Closing. Sellers shall promptly pay over to Purchaser all monies collected by or paid to it in respect of every such contract, claim or demand to the extent such monies are earned by the Purchaser on or after the Closing Date. Nothing in this Section 15 shall relieve Sellers of their obligation to obtain any consents required for the transfer of the Assets and all rights thereunder to Purchaser, or shall relieve Sellers from any liability to Purchaser for failure to obtain such consents.


        16.      SPECIAL PROVISIONS REGARDING EMPLOYEES OF SELLER.

                 .1       NEW EMPLOYEES OF PURCHASER.  It is the intention of
Purchaser, and Sellers hereby acknowledge and agree with such position, that any employees of Sellers that Purchaser hires will be new employees of Purchaser as of the Closing Date or the date of hire, whichever is later. Except as set forth in Section 16.3 below, such new employees shall be entitled only to such compensation and employee benefits as are agreed to by such employees and Purchaser, or as are otherwise provided by Purchaser, in its sole discretion.

                 .2       HIRING OF EMPLOYEES.

                          (a)      Purchaser will use its reasonable efforts to
hire the existing employees of Sellers in connection with its purchase of the Assets; provided however, that Purchaser shall be entitled to review employee records, conduct employee interviews and employee screening procedures used by Purchaser in its business, and may refuse to offer employment to any employee of Sellers if such employee fails to meet the hiring criteria of Purchaser.

                          (b)      As a condition to their employment by
Purchaser, all existing full-time corporate employees of Sellers shall execute and deliver to Purchaser an Employment Agreement, a confidentiality agreement, and a non-competition agreement, each in form and substance acceptable to Purchaser.

                 .3       EXISTING EMPLOYEE BENEFIT PLANS.  Purchaser shall
have no obligation after the Closing to continue any pension plans or work benefit plans currently offered by Sellers to its employees. Sellers and the Partners agree to indemnify and hold harmless Purchaser from and against any claim which may arise because of the failure to continue such pension plans or work benefit programs. Notwithstanding the above, the Purchaser agrees to use its best reasonable efforts to maintain Sellers' existing health benefit programs provided to Sellers' temporary employees, unless such health benefits continuation by Purchaser is prohibited by law or jeopardizes Purchaser's existing qualified benefit programs.

                 .4       INDEMNITY CONCERNING ACCRUED BENEFITS.  Sellers and
the Partners agree to indemnify and hold harmless Purchaser from and against any and all accrued and outstanding employee benefits, salary, vacation pay, bonuses, commissions and other emoluments of its employees and from any other employee related matters or liabilities with respect to its employees, except Purchaser shall assume temporary staffer vacation liability up to $55,000.

       17. EXPENSES. Whether or not the transactions contemplated hereby are consummated, Sellers will pay all of their costs and expenses and Purchaser will pay all of its costs and expenses, incurred in connection with the preparation of and execution of this Agreement and the consummation of the transactions contemplated hereby.

       18. FURTHER ACTIONS. From time to time, at the request of any party hereto, the other parties hereto shall execute and deliver such instruments and take such action as may be reasonably requested to evidence the transactions contemplated hereby.

       19. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telex or telegram or by facsimile or other similar instantaneous electronic transmission device or mailing first class, postage prepaid, certified United States mail, return receipt requested, as follows:

                 (a)      If to Purchaser, at:

                                  COREStaff Acquisition Sub #6, Inc.
                                  c/o COREStaff, Inc.
                                  4400 Post Oak Place Drive, Suite 1130
                                  Houston, Texas 77027-3413
                                  Attention:  Mr. Michael T. Willis
                                  Facsimile No.: (713) 627-1059

                          With a copy to:

                                  Peter T. Dameris, Esq.
                                  COREStaff, Inc.
                                  4400 Post Oak Parkway,  Suite 1130
                                  Houston, Texas  77027-3413
                                  Attention:  Peter T. Dameris
                                  Facsimile No.: (713) 627-1059

                 (b)      If to Sellers, at:

                                  c/o Transworld Services Group, Ltd.
                                  2729 West Fairbanks Avenue
                                  Winter Park, Florida  32789
                                  Attention: John A. Riley
                                  Facsimile No.: (407) 644-5490

                          With a copy to

                                  J. Gregory Humphries, Esq.
                                  Smith, Williams & Humphries
                                  201 E. Pine Street, Suite 701
                                  Orlando, Florida 32801
                                  Facsimile No: (407) 843-4076

provided that any party may change its address for notice by giving to the other party written notice of such change. Any notice given under this Section 19 shall be effective (i) if delivered personally, when delivered, (ii) if sent by telex or telegram or by facsimile or other similar instantaneous electronic transmission device, twenty-four (24) hours after sending, and (iii) if mailed, forty-eight (48) hours after mailing.

        20.      GENERAL PROVISIONS.

                 .1       GOVERNING LAW; INTERPRETATION; SECTION HEADINGS.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO CONFLICT-OF-LAWS RULES AS APPLIED IN FLORIDA. THE SECTION HEADINGS CONTAINED HEREIN ARE FOR PURPOSES OF CONVENIENCE ONLY, AND SHALL NOT BE DEEMED TO CONSTITUTE A PART OF THIS AGREEMENT OR TO AFFECT THE MEANING OR INTERPRETATION OF THIS AGREEMENT IN ANY WAY.

                 .2       SEVERABILITY.  Should any provision of this Agreement
be held unenforceable or invalid under the laws of the United States of America or the State of Florida, or under any other applicable laws of any other jurisdiction, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use their best reasonable effort to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party hereto may initiate arbitration under the then current rules of the American Arbitration Association to determine and effect such appropriate equitable amendments. .2

                 .3      ENTIRE AGREEMENT.  This Agreement sets forth the
entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

                 .4      BINDING EFFECT.  All the terms, provisions,
covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

                 .5      ASSIGNMENT.  This Agreement and the rights and
obligations of the parties hereto shall not be assigned or delegated by any party hereto without the prior written consent of the other parties hereto.

                 .6      AMENDMENT; WAIVER.  This Agreement may be amended,
modified, superseded or canceled, and any of the terms, provisions, representations, warranties, covenants or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition contained in this Agreement, or of the breach of any term, provisions, representation, warranty or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision, representation, warranty or covenant.

                 .7       GENDER; NUMBERS.  All references in this Agreement to
the masculine, feminine or neuter genders shall, where appropriate, be deemed to include all other genders. All plurals used in this Agreement shall, where appropriate, be deemed to be singular, and vice versa.

                 .8       COUNTERPARTS.  This Agreement may be executed
simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories.

                 .9       TELECOPY EXECUTION AND DELIVERY.   A facsimile,
telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

                 .10      ATTORNEYS' FEES. In the event of any dispute or
controversy arising under this Agreement which results in a court order or arbitration or mediation award by any court, arbitrator or mediator (the "DISPUTE RESOLUTION FORUM"), then the attorneys' fees of both parties in the Dispute Resolution Forum shall be paid (a) by the prevailing party in any action inequity and (b) in any action for Damages by the party whose final asserted amount for the damage award presented to the Dispute Resolution Forum in pleadings filed with the Dispute Resolution Forum differs by a greater amount from the actual award determined by the Dispute Resolution Form. If each party prevails in part, the Dispute Resolution Forum will determine the appropriate allocation of attorneys' fees among the parties utilizing the principal described above. Judgment upon the award of attorneys' fees rendered by the Dispute Resolution Forum may be entered in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        "PURCHASER"
                                        CORESTAFF ACQUISITION SUB #6, INC.
ATTEST:
                                        By:  /s/ Peter T. Dameris
                                            ---------------------------------
/s/  Edward L. Pierce                   Name:    Peter T. Dameris
-------------------------------------   Title:   Senior Vice President
Assistant Secretary: Edward L. Pierce

[Corporate Seal]


         SIGNING SOLELY FOR THE PURPOSE OF EVIDENCING ITS REPRESENTATIONS AND/OR OBLIGATIONS CONTAINED IN SECTIONS 5 and 12 OF THIS AGREEMENT

                                        "CORESTAFF"

                                        CORESTAFF, INC.

ATTEST:
                                        By:  /s/ Peter T. Dameris
                                            -------------------------------
/s/ Edward L.Pierce                     Name:    Peter T. Dameris
-------------------------------------   Title:   Senior Vice President
Assistant Secretary: Edward L. Pierce

[Corporate Seal]

                                        "SELLERS"

                                        TRANSWORLD SERVICES GROUP, LTD

                                        By: Gulf Coast Corporate Ventures, Inc.
                                        Its: General Partner

ATTEST:
                                        By:  /s/ Joseph Raymond
                                            --------------------------
/s/  Mark S. Lowrey                     Name:    Joseph Raymond
-------------------------               Title:   Chief Executive Officer
Secretary: Mark S. Lowrey

                                        TRANSWORLD SERVICES GROUP I, LLC
ATTEST:                                 Gulf Coast Corporate Ventures, Inc.,
Manager

                                        By: /s/  Joseph Raymond
                                           ---------------------------------
/s/  Mark S.Lowrey                      Name:    Joseph Raymond
-------------------------               Title:   Chief Executive Officer
Secretary: Mark S. Lowrey

                                        TRANSWORLD SERVICES GROUP II, LLC
ATTEST:                                 Gulf Coast Corporate Ventures, Inc.,
Manager

                                        By: /s/  Joseph Raymond
                                            --------------------------------
/s/  Mark S.Lowrey                      Name:    Joseph Raymond
-------------------------               Title:   Chief Executive Officer
Secretary: Mark S. Lowrey

[Corporate Seal]                        "PARTNERS"

                                        GULF COAST CORPORATE VENTURES, INC.
ATTEST:

                                        By: /s/  Joseph Raymond
                                           ---------------------------
/s/  Mark S.Lowrey                      Name:    Joseph Raymond
-------------------------               Title:   Chief Executive Officer
Secretary: Mark S. Lowrey

[Corporate Seal]

                                        /s/  John A. Riley
                                        ------------------------------
                                             JOHN A. RILEY


                                        /s/  Joseph Raymond
                                        ------------------------------
                                             JOSEPH RAYMOND